Exhibit 99.1

Hemisphere Media Group Announces Third Quarter 2015 Financial Results

- Q3 Year-over-Year Net Revenues Increased 9.3%

- Q3 Year-over-Year Adjusted EBITDA Increased 7.2%

- Continued Solid Subscriber Growth

- Tightening Guidance to Mid-Teens Growth Rate for Full-Year Adjusted EBITDA

MIAMI — (November 9, 2015) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America, today announced financial results for the third quarter ended September 30, 2015.

Alan Sokol, CEO of Hemisphere, stated, “Our business performed very well in the third quarter, as we posted a 9.3% percent increase in net revenue and a 7.2% percent increase in Adjusted EBITDA.  It’s clear that our strategy to broadly deliver world-class video content to the growing U.S. Hispanic and Latin American markets is working.  This is leading to strong growth in advertising revenues, as well as in retransmission and subscriber fees across our networks.  In particular, the subscriber growth that we achieved both in the quarter and over the course of the year demonstratively proves that our demographic and subscriber trends are far more favorable than those of the overall U.S. pay-TV environment.  In addition, during the quarter, we launched advertising on Cinelatino and are optimistic about the revenue opportunity that strategy presents over time.  Due to our strong results year-to-date, we are tightening our guidance range for the year to mid-teens growth rate for Adjusted EBITDA.”

On April 1, 2014, Hemisphere closed on the acquisition of three Spanish-language television networks—Pasiones, Centroamerica TV and Television Dominicana (the “Acquired Cable Networks”). Results of the Acquired Cable Networks are included in the Company’s condensed consolidated statements of operations from the acquisition date. The Company’s results for the three months ended September 30, 2015 are comparable with the prior year period, however, the comparability of the Company’s results are affected for the nine months ended September 30, 2015.

Net revenues increased $2.7 million, or 9.3%, for the three months ended September 30, 2015, and increased $14.8 million, or 18.7%, for the nine months ended September 30, 2015.  These increases, for both the three and nine month periods, were driven by growth in advertising revenues, and higher subscriber and retransmission fees, resulting from overall growth in subscribers and rate increases.  The increase for the nine months ended September 30, 2015 was also due to the inclusion of the Acquired Cable Networks, which were not included in the prior year’s first quarter.

Operating expenses were $23.5 million for the three months ended September 30, 2015, a slight increase as compared to operating expenses of $23.2 million for the comparable period in 2014. Operating expenses were $69.8 million for the nine months ended September 30, 2015, an increase of 10.8% from operating expenses of $63.0 million in the comparable period. These increases, for both the three and nine months ended September 30, 2015, were driven primarily by increased investment in programming and higher sales and marketing costs, consistent with the Company’s previously stated strategy.  The increase for the nine months ended September 30, 2015 was also due to the inclusion of the Acquired Cable Networks, which were not included in the prior year’s first quarter.

Net income was $2.9 million for the three months ended September 30, 2015, an increase of $2.2 million, as compared to net income of $0.7 million for the same period in 2014.  Net income was $8.8 million for the nine months ended September 30, 2015, an increase of $2.6 million, as compared to $6.2 million for the same period in 2014.

Adjusted EBITDA was $13.7 million for the three months ended September 30, 2015, an increase of 7.2%, as compared to Adjusted EBITDA of $12.8 million for the same period in 2014.  Adjusted EBITDA was $41.3 million for the nine months ended September 30, 2015, an increase of 21.2%, as compared to Adjusted EBITDA of $34.0 million for the same period in 2014. These increases, in both the three and nine month periods, were due to growth in advertising revenues and subscriber and retransmission fees. The increase for the nine month period was also due to the inclusion of the Acquired Cable Networks, which were not included in the prior year’s first quarter.

The following tables set forth the Company’s financial performance for the three and nine months ended September, 2015 and 2014 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net revenues	$31,465	$28,781	$93,554	$78,787

Operating Expenses:
Cost of revenues	10,249	9,174	29,609	26,067
Selling, general and administrative	8,907	8,353	26,816	23,473
Depreciation and amortization	4,283	4,668	12,929	12,077
Other expenses	75	972	381	1,282
Loss on disposition of assets	—	55	31	70
Total operating expenses	23,514	23,222	69,766	62,969

Operating income	7,951	5,559	23,788	15,818

Other Expenses:
Interest expense, net	(3,080)	(3,029)	(9,071)	(8,871)
Loss on extinguishment of debt	—	(1,116)	—	(1,116)
	(3,080)	(4,145)	(9,071)	(9,987)

Income before income taxes	4,871	1,414	14,717	5,831
Income tax (expense) benefit	(1,961)	(751)	(5,912)	399
Net income	$2,910	$663	$8,805	$6,230

Reconciliation of net income to Adjusted EBITDA:
Net income	$2,910	$663	$8,805	$6,230
Add (deduct):
Income tax expense (benefit)	1,961	751	5,912	(399)
Interest expense, net	3,080	3,029	9,071	8,871
Loss on extinguishment of debt	—	1,116	—	1,116
Loss on disposition of assets	—	55	31	70
Depreciation and amortization	4,283	4,668	12,929	12,077
Stock-based compensation	1,436	1,390	4,123	4,606
Transaction expenses	75	972	381	1,282
Non-recurring items	—	173	—	173
Adjusted EBITDA	$13,745	$12,817	$41,252	$34,026

Selected Balance Sheet Data:

	As of		As of
	September 30, 2015		December 31, 2014
	(Unaudited)		(Audited)

Cash	$170,399		$142,010
Debt	$222,188		$221,791

Leverage ratio (a):	3.9	x
Net leverage ratio (b):	0.9	x

(a)      Represents the sum of gross debt and the unamortized balance of original issue discount of $1.8 million as of September 30, 2015, divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

(b)      Represents the sum of net debt and the unamortized balance of original issue discount of $1.8 million as of September 30, 2015, divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

The following table presents estimated subscriber information:

	Subscribers (a)
	(amounts in thousands)
	September 30, 2015	December 31, 2014
U.S. Cable Networks:
WAPA America (b)	5,166	5,115
Cinelatino	4,442	4,297
Pasiones	4,367	4,004
Centroamerica TV	3,978	3,571
Television Dominicana	2,976	2,437
Total	20,929	19,424

Latin America Cable Networks:
Cinelatino	11,461	10,544
Pasiones	9,712	8,702
Total	21,173	19,246

(a) Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above.

(b) Excluding digital basic subscribers, subscribers to WAPA America on Hispanic programming tiers increased 3.3% from December 31, 2014 to September 30, 2015.

Non-GAAP Reconciliations

Within Hemisphere’s third quarter 2015 press release, Hemisphere makes reference to the non-GAAP financial measure - “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measures provides useful information to investors regarding Hemisphere’s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Conference Call

Hemisphere will conduct a conference call to discuss its first quarter financial results at 9:00AM ET on Monday, November 9, 2015.  A live broadcast of the conference call will be available online via the Company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (855) 715-1007, or from outside the United States at (440) 996-5685, at least five minutes prior to the start time. The conference ID for the call is 73247122.

A replay of the call will be available beginning at approximately 12:00PM ET on Monday, November 9, 2015 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 73247122.

Forward-Looking Statements

This press release may contain certain statements about Hemisphere that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward- looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the heading “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group (NASDAQ:HMTV) is the only publicly-traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico. Hemisphere’s networks consist of:

•                  Cinelatino, the leading Spanish-language movie channel with over 15 million subscribers across the U.S., Latin America and Canada, including 4.4 million subscribers in the U.S. and 11.5 million subscribers in Latin America, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean.

•                  WAPA, Puerto Rico’s leading broadcast television network with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA produces more than 70 hours per week of top-rated news and entertainment programming.

•                  WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA. WAPA America is distributed in the

U.S. to 5.2 million subscribers.

•                  Pasiones, dedicated to showcasing the most popular telenovelas and drama series, distributed in the U.S. and Latin America. Pasiones has 4.4 million subscribers in the U.S. and 9.7 million subscribers in Latin America.

•                  Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third-largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America. Centroamerica TV is distributed in the U.S. to 4.0 million subscribers.

•                  Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic. Television Dominicana is distributed in the U.S. to 3.0 million subscribers.

Contact:

Erica Bartsch

Sloane & Company

212.446.1875

ebartsch@sloanepr.com